For the fiscal year ended September 30, 2003
File number 811-03084
Jennison Small Company Fund, Inc.
(formerly Prudential Small Company Fund, Inc.)


SUB-ITEM 77C
Submission of Matters to a Vote of Security Holders

A Special Meeting of Shareholders of Jennison Small Company Fund, Inc. was held on July 17, 2003 and September 12, 2003, respectively. At such meetings, the shareholders of the Fund approved the following proposals.


01.	Votes on Directors	                	Votes For		Withheld

         David E.A. Carson			22,123,050		292,393
         Robert E. La Blanc			22,126,508		288,935
         Douglas H. McCorkindale		22,139,317		276,126
         Stephen P. Munn			22,138,797		276,646
         Richard A. Redeker			22,136,996		278,447
         Robin B. Smith			22,142,577		272,866
         Stephen Stoneburn			22,142,857		272,586
         Clay T. Whitehead			22,140,885		274,558
         Robert F. Gunia			22,118,610		296,833
         Judy A. Rice				22,142,181		273,262


02.	To approve amendments to the Fund?s Articles of Incorporation.


		Votes For 		Votes Against 		Abstentions

		16,907,654		561,638		542,735




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